Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Richard E. Dunning,

President & CEO

Fremont Michigan InsuraCorp, Inc.

(231) 924-0300

FREMONT MICHIGAN INSURACORP, INC., ADOPTS SHAREHOLDER RIGHTS PLAN

November 3, 2004: FREMONT MICHIGAN INSURACORP, INC. announced that its Board of Directors adopted a Shareholder Rights Plan, which provides for the dividend of one Right on each outstanding share of the Company’s common stock. The Company will issue the Rights to shareholders of record at the close of business on November 10, 2004.

Richard E. Dunning, President and CEO, stated, “Creation of shareholder value is one of our key goals at Fremont Michigan InsuraCorp, Inc. Rights plans such as the one we have adopted are a basic and common mechanism that companies use to protect their shareholders against abusive tactics that have been used in corporate takeovers. These tactics can unfairly pressure shareholders into making hasty, misinformed decisions and thereby deprive them of the full value of their shares. The issuance of the Rights reflects our determination that shareholders be given every opportunity to realize the full value of their investment.

“The Board considers these plans to be one of the most effective available means of protecting the right of its shareholders both to retain an equity investment in the Company and to benefit from the long-term value of that investment, while not foreclosing a fair acquisition bid for the Company. The Rights are intended to ensure that the Board of Directors has the ability to protect shareholders and the Company if outsiders take certain actions that are not in the best interests of the Company and all of its shareholders.”

The Rights are not being distributed in response to any specific threat, and the Board is not aware of any such threat.

Mr. Dunning continued, “This Plan is similar to plans adopted by many publicly held companies in recent years. The adoption of this Plan is part of our overall program to have mechanisms in place which permit us to deal with takeover situations on an orderly basis. The Plan is not being adopted in response to any takeover attempt, and FREMONT MICHIGAN INSURACORP, INC. is not aware of any such attempt.”

The Rights will be exercisable only if a person or group announces (a) the acquisition of 15 percent or more of Fremont Michigan InsuraCorp, Inc.’s common stock, or (b) a tender offer which would result in ownership of 15 percent or more of the common stock. Each Right will entitle shareholders to buy one one-hundredth of a share of preferred stock from FREMONT MICHIGAN INSURACORP, INC. at an exercise price of $100. Once a person or group does acquire 15 percent or more of the Corporation’s common stock, then each Right will entitle its holder to purchase, for the exercise price, shares of Fremont Michigan InsuraCorp, Inc.’s common stock having a market value of twice the exercise price. Also, if any person or group acquires between 15 percent and 50 percent of Fremont Michigan InsuraCorp, Inc.’s common stock, the Board of Directors may elect to exchange one share of FREMONT MICHIGAN INSURACORP, INC.’s common stock, or one one-hundredth of a share of preferred stock, for each Right. Fremont Michigan InsuraCorp, Inc. will be entitled to redeem the Rights at $.001 per Right at any time before a 15 percent position has been acquired.

The Rights will expire on November 10, 2014, subject to extension. Distribution of the Rights is not taxable to shareholders. Details of the Rights distribution are contained in a letter that the Company will mail to shareholders of record and which will be posted on our Company web site.

Fremont Michigan InsuraCorp, Inc. is the parent of Fremont Insurance Company, a property and casualty insurer writing personal and commercial lines insurance on risks located exclusively in Michigan. Fremont Insurance Company’s products include homeowners, automobile, mobile home, dwelling, farm, commercial, workers compensation and marine. The Company is based in Fremont, Michigan.